Issuer Free Writing Prospectus, dated October 6, 2020

Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration No. 333-229812

LYB International Finance III, LLC

$3,900,000,000

$650,000,000 Guaranteed Floating Rate Notes due 2023

$500,000,000 1.250% Guaranteed Notes due 2025

$500,000,000 2.250% Guaranteed Notes due 2030

$750,000,000 3.375% Guaranteed Notes due 2040

$1,000,000,000 3.625% Guaranteed Notes due 2051

$500,000,000 3.800% Guaranteed Notes due 2060

Pricing Term Sheet dated October 6, 2020

Issuer:	LYB International Finance III, LLC

Parent Guarantor:	LyondellBasell Industries N.V.

Security Description:	$650,000,000 Guaranteed Floating Rate Notes due 2023 (the “Floating Rate Notes”)
$500,000,000 1.250% Guaranteed Notes due 2025 (the “2025 Notes”)
$500,000,000 2.250% Guaranteed Notes due 2030 (the “2030 Notes”)
$750,000,000 3.375% Guaranteed Notes due 2040 (the “2040 Notes”)
$1,000,000,000 3.625% Guaranteed Notes due 2051 (the “2051 Notes”)
$500,000,000 3.800% Guaranteed Notes due 2060 (the “2060 Notes”)
The 2025 Notes, 2030 Notes, 2040 Notes, 2051 Notes and 2060 Notes, together, are the “Fixed Rate Notes.”

Distribution:	SEC-registered

Principal Amount:	Floating Rate Notes: $650,000,000 2025 Notes: $500,000,000 2030 Notes: $500,000,000 2040 Notes: $750,000,000 2051 Notes: $1,000,000,000 2060 Notes: $500,000,000

Expected Ratings (Moody’s / S&P / Fitch)*:	Baa2 / BBB- / BBB (stable/stable/stable)

Coupon:	Floating Rate Notes: Three-month USD LIBOR plus 1.000% per annum. See “Description of Notes—The Floating Rate Notes—Floating Rate Benchmark; Benchmark Transition Event” contained in the prospectus supplement relating to this offering (the “Prospectus Supplement”), which describes how the coupon payments will be determined by reference to a different base rate than LIBOR following the occurrence of a Benchmark Transition Event, as defined in the Prospectus Supplement.
2025 Notes: 1.250%
2030 Notes: 2.250%
2040 Notes: 3.375%
2051 Notes: 3.625%
2060 Notes: 3.800%

Public Offering Price:	Floating Rate Notes: 100.000% of the principal amount
2025 Notes: 99.683% of the principal amount
2030 Notes: 99.203% of the principal amount
2040 Notes: 99.770% of the principal amount
2051 Notes: 99.707% of the principal amount
2060 Notes: 99.166% of the principal amount

Yield to Maturity:	Floating Rate Notes: N/A 2025 Notes: 1.316% 2030 Notes: 2.340% 2040 Notes: 3.391% 2051 Notes: 3.641% 2060 Notes: 3.841%

Benchmark:	Floating Rate Notes: Three-month LIBOR
2025 Notes: UST 0.250% due September 30, 2025
2030 Notes: UST 0.625% due August 15, 2030
2040 Notes: UST 1.250% due May 15, 2050
2051 Notes: UST 1.250% due May 15, 2050
2060 Notes: UST 1.250% due May 15, 2050

Spread to Benchmark:	Floating Rate Notes: +100 basis points 2025 Notes: +100 basis points 2030 Notes: +160 basis points 2040 Notes: +185 basis points 2051 Notes: +210 basis points 2060 Notes: +230 basis points

Benchmark Treasury Price / Yield:	Floating Rate Notes: N/A 2025 Notes: 99-21+ / 0.316% 2030 Notes: 98-29 / 0.740% 2040 Notes: 93-03 / 1.541% 2051 Notes: 93-03 / 1.541% 2060 Notes: 93-03 / 1.541%

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Trade Date:	October 6, 2020

Settlement Date:	October 8, 2020 (T+2)

Maturity Date:	Floating Rate Notes: October 1, 2023 2025 Notes: October 1, 2025 2030 Notes: October 1, 2030 2040 Notes: October 1, 2040 2051 Notes: April 1, 2051 2060 Notes: October 1, 2060

Record Date:	For the Fixed Rate Notes: March 15 and September 15 of each year For the Floating Rate Notes: March 15, June 15, September 15 and December 15 of each year

Interest Payment Dates:	For the Fixed Rate Notes: April 1 and October 1 of each year For the Floating Rate Notes: January 1, April 1, July 1 and October 1 of each year

First Interest Payment Date:	Fixed Rate Notes: April 1, 2021 Floating Rate Notes: January 1, 2021

Optional Redemption:

LYB International Finance III may elect to redeem and repay the 2025 notes, the 2030 notes, the 2040 notes, the 2051 notes, and the 2060 notes, at any time and from time to time prior to maturity, in minimum principal amounts of $2,000 or any integral multiple of $1,000 in excess thereof. If LYB International Finance III elects to redeem and repay the 2025     notes prior to September 1, 2025 (1 month prior to the maturity date of the 2025 notes (the “2025 Par Call Date”)), the 2030 notes prior to July 1, 2030 (3 months prior to the maturity date of the 2030 notes (the “2030 Par Call Date”)), the 2040 notes prior to April 1, 2040 (6 months prior to the maturity date of the 2040 notes (the “2040 Par Call Date”)), the 2051 notes prior to October 1, 2050 (6 months prior to the maturity date of the 2051 notes (the “2051 Par Call Date”)) or the 2060 notes prior to April 1, 2060 (6 months prior to the maturity date of the 2060 notes (the “2060 Par Call Date”)), LYB International Finance III will pay an amount equal to the greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due if the 2025 notes to be redeemed matured on the 2025 Par Call Date, the 2030 notes to be redeemed matured on the 2030 Par Call Date, the 2040 notes to be redeemed matured on the 2040 Par Call Date, the 2051 notes to be redeemed matured on the 2051 Par Call Date or the 2060 notes to be redeemed matured on the 2060 Par Call Date, as applicable (in each case, exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360 day year consisting of twelve 30 day months) at the applicable Treasury Yield plus 15 basis points in the case of the 2025 notes, 25 basis points in the case of the 2030 notes, 30 basis points in the case of the 2040 notes, 35 basis points in the case of the 2051 notes or 35 basis points in the case of the 2060 notes.

If LYB International Finance III elects to redeem and repay the 2025 notes on or after the 2025 Par Call Date, the 2030 notes on or after the 2030 Par Call Date, the 2040 notes on or after the 2040 Par Call Date, the 2051 notes on or after the 2051 Par Call Date, the 2060 notes on or after the 2060 Par Call Date or the Floating Rate Notes on or after October 1, 2021 (the “Floating Rate Par Call Date”), LYB International Finance III will pay an amount equal to 100% of the principal amount of such series of notes redeemed. LYB International Finance III will pay accrued interest on the notes redeemed to, but excluding, the redemption date. LYB International Finance III does not have the right to redeem the Floating Rate Notes prior to the Floating Rate Par Call Date.

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Make-Whole Call:	Floating Rate Notes: N/A
2025 Notes: T+15 basis points (at any time before September 1, 2025)
2030 Notes: T+25 basis points (at any time before July 1, 2030)
2040 Notes: T+30 basis points (at any time before April 1, 2040)
2051 Notes: T+35 basis points (at any time before October 1, 2050)
2060 Notes: T+35 basis points (at any time before April 1, 2060)

Par Call:	Floating Rate Notes: At any time on or after October 1, 2021
2025 Notes: At any time on or after September 1, 2025
2030 Notes: At any time on or after July 1, 2030
2040 Notes: At any time on or after April 1, 2040
2051 Notes: At any time on or after October 1, 2050
2060 Notes: At any time on or after April 1, 2060

Special Mandatory Redemption:	The completion of this offering is not contingent on the Louisiana Joint Venture. In the event that the Louisiana Joint Venture is not completed on or prior to March 31, 2021, or if, prior to such date, the MIPA is validly terminated (other than in connection with the completion of the Louisiana Joint Venture), we will be required to redeem all of the outstanding 2025 Notes, 2030 Notes and 2060 Notes at a redemption price equal to 101% of the aggregate principal amount of the 2025 Notes, 2030 Notes and 2060 Notes, respectively, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. See “Description of the Notes—Special Mandatory Redemption” in the Prospectus Supplement.

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Change of Control Triggering Event:	Puttable at 101% of principal plus accrued and unpaid interest, if any

Denominations/Multiple:	$2,000 / $1,000

CUSIP / ISIN:	Floating Rate Notes: 50249A AE3 / US50249AAE38
2025 Notes: 50249A AF0 / US50249AAF03
2030 Notes: 50249A AG8 / US50249AAG85
2040 Notes: 50249A AH6 / US50249AAH68
2051 Notes: 50249A AJ2 / US50249AAJ25
2060 Notes: 50249A AK9 / US50249AAK97

Joint Book-Running Managers:	J.P. Morgan Securities LLC
Barclays Capital Inc.
BofA Securities, Inc.
Credit Suisse Securities (USA) LLC
Citigroup Global Markets Inc.
Morgan Stanley & Co. LLC
Deutsche Bank Securities Inc.
Mizuho Securities USA LLC
Wells Fargo Securities, LLC

Sr. Co-Managers:	HSBC Securities (USA) Inc.
ING Bank Financial Markets, LLC
MUFG Securities Americas Inc.
PNC Capital Markets LLC
Scotia Bank (USA) Inc.
SMBC Nikko Securities America, Inc.
UniCredit Capital Markets LLC

Co-Managers:	Loop Capital Markets LLC BNY Mellon Capital Markets, LLC Siebert Williams Shank & Co., LLC

*A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC that are incorporated into the prospectus supplement for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the related prospectus supplement if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, Barclays Capital Inc. toll free at 1-888-603-5847, BofA Securities toll free at 1-800-294-1322 or Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037.

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